                                                                   Exhibit 4.2

                         REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT, dated as of September 3, 1998 (the "AGREEMENT"), is made by and between EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY, a Minnesota corporation (the "COMPANY"), and the investors named on the signature pages hereto (the "INITIAL INVESTORS").

                             W I T N E S S E T H :

     WHEREAS, in connection with the Securities Purchase Agreement dated September 3, 1998 between the Initial Investors and the Company (the "PURCHASE AGREEMENT"), the Company has agreed, upon the terms and subject to the conditions of said Purchase Agreement, to issue and sell to the Initial Investors Ten Million U.S. Dollars ($10,000,000) face amount of the Company's Series B Convertible Preferred Stock ("SERIES B PREFERRED SHARES") convertible into shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), and Three Million U.S. Dollars ($3,000,000) Face amount of the Company's Series C Convertible Preferred Stock ("SERIES C PREFERRED SHARES" and, together with the Series B Preferred Shares, the "PREFERRED SHARES"), convertible into shares of Common Stock, together with Stock Purchase Warrants (the "WARRANTS") to purchase additional shares of Common Stock. The shares of Common Stock of the Company issuable upon conversion of or otherwise pursuant to the Preferred Shares are collectively referred to herein as the "COMMON SHARES." The shares of Common Stock issuable upon exercise or otherwise pursuant to the Warrants are collectively referred to as the "WARRANT SHARES." The rights and privileges of the holders of the Series B Preferred Shares are set forth in the Amended Statement of Designation of Rights, Preferences and Limitations of Series B Convertible Preferred Stock of the Company ("SERIES B CERTIFICATE OF DESIGNATION"). The rights and privileges of the holders of the Series C Preferred Shares are set forth in the Statement of Designation of Rights, Preferences and Limitations of Series C Convertible Preferred Stock of the Company ("SERIES C CERTIFICATE OF DESIGNATION"and, collectively with the Series B Certificate of Designations, the "CERTIFICATES OF DESIGNATION").

     WHEREAS, to induce the Initial Investors to execute and deliver the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "1933 ACT"), and applicable state securities laws with respect to the Common Shares and Warrant Shares.

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                                                                   Page 2


     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Initial Investors hereby agree as follows:

     1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

          (a) "HOLDERS" are stockholders of the Company who, by virtue of agreements with the Company, are entitled to include their securities in certain Registration Statements filed by the Company.

          (b) "INVESTORS" means the Initial Investors and any transferees or assignees of the Initial Investors who agree to become bound by the provisions of this Agreement in accordance with Section 9 hereof.

          (c) "REGISTRABLE SECURITIES" means the Common Shares and Warrant Shares issued or issuable with respect to the Preferred Shares and the Warrants (without regard to any limitations on conversion or exercise) and any shares of capital stock issued or issuable, from time to time (with any adjustments), on or in exchange for or otherwise with respect to the foregoing.

          (d) "REGISTRATION PERIOD" means the period between the date of this Agreement and the earlier of (i) the date on which all of the Registrable Securities have been sold and no further Registrable Securities may be issued in the future, or (ii) the date on which all the Registrable Securities relating to the Preferred Shares (in the opinion of Investors' counsel) may be immediately sold without registration and without restriction (including without limitation as to volume by each holder thereof) as to the number of Registrable Securities to be sold pursuant to Rule 144 (as defined herein) or otherwise.

          (e) "REGISTRATION STATEMENT" means, collectively, each registration statement filed with the Securities and Exchange Commission (the "SEC") under the 1933 Act pursuant to the terms hereof.

          (f) The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis ("RULE 415") and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

     2.   REGISTRATION.

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          (a)  MANDATORY REGISTRATION.  The Company will file a Registration
Statement on Form S-3, with the SEC registering the Registrable Securities and no other securities (other than (i) shares of Common Stock issuable upon exercise of warrants issued to Shoreline (as defined below) in connection with the transactions contemplated hereby and under the Securities Purchase Agreement or (ii) issued or issuable to holders with registration rights pursuant to previously granted stock purchase warrants as described on
Schedule 3.3 of the Purchase Agreement) for resale within twenty (20) business days of the closing of the initial purchase of the Series B Preferred Shares (the "CLOSING DATE"). To the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), the Registration Statement shall include the Common Shares and the Warrant Shares and such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Preferred Shares and exercise of the Warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions, or (ii) by reason of changes in the conversion price of the Preferred Shares in accordance with the terms thereof. The number of shares of Common Stock initially included in such Registration Statement shall be no less than (a) the number of shares of Common Stock issuable upon exercise of the Warrants as if all of the Warrants were then issued plus (b) two (2) times the number of Common Shares that would be issuable upon conversion of the Series B Preferred Shares and the Series C Preferred Shares (as if all of the Series C Preferred Shares were then issued) at the Market Price (as defined in the Series B Certificate of Designations) on the Closing Date. Notwithstanding the foregoing, if the SEC prohibits the Company from registering the resale of the Common Shares issuable upon the conversion of the Series C Preferred Shares (the "SERIES C CONVERSION SHARES") or exercise of the Warrants issuable in connection with the Series C Preferred Shares (the "SERIES C WARRANT SHARES"), the Company shall be entitled to amend the Registration Statement so as to exclude such Series C Conversion Shares and Series C Warrant Shares. In such event, the Company will, within twenty (20) business days of the issuance of the Series C Preferred Shares, file a new Registration Statement with respect to the Series C Conversion Shares and Series C Warrant Shares, and such Registration Statement shall, together with the Registration Statement with respect to the Common Shares issuable in conversion of the Series B Preferred Shares, constitute a "Registration Statement" subject to the terms and conditions of this Agreement; provided that the Required Effective Date (as defined below) for such additional Registration Statement shall be the 90th day following the Second Closing (or, if (a) such Registration Statement is reviewed by the SEC, or (b) if the SEC takes the position that registration of the resale of the Series C Conversion Shares and Series C Warrant Shares by the Investors is not available under applicable laws, rules and regulation and that the Company must register the offering of such Registrable Securities as a primary offering by the Company, the 120th day following the Second Closing).

The Company shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after filing and in any event no later than the ninetieth (90th) day following the Closing Date (the "REQUIRED EFFECTIVE DATE"); provided, however, that so long as the Company has filed such

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                                                                   Page 4


Registration Statement within twenty (20) business days of the Closing Date,
(a) if the SEC takes the position that registration of the resale of the Registrable Securities by the Investors is not available under applicable laws, rules and regulation and that the Company must register the offering of the Registrable Securities as a primary offering by the Company, or (b) if the Registration Statement receives SEC review, then the Required Effective Date shall be the one hundred twentieth (120th) day after the Closing Date. In the case of an SEC response described in clause (a), the Company shall, within twenty (20) business days following the date the Company receives such response from the SEC, file a registration statement as a primary offering. Such best efforts shall include, but not be limited to, promptly responding to all comments received from the staff of the SEC. Should the Company receive notification from the SEC that the Registration Statement will receive no action or no review from the SEC, the Company shall cause such Registration Statement to become effective within five (5) business days of such SEC notification. Once declared effective by the SEC, the Company shall cause such Registration Statement to remain effective throughout the Registration Period, except as permitted pursuant to Section 3(a).

     If (i) at any time after effectiveness of the Registration Statement sales cannot be made thereunder for any reason for a period of more than ten
(10) consecutive business days, or thirty (30) days in the aggregate, during any twelve (12) month period or (ii) the Common Stock is not listed or included for quotation on Nasdaq, Nasdaq SmallCap, the NYSE or AMEX for more than an aggregate of ten (10) business days in any twelve month period, the Company will thereafter make cash payments to the Investors as partial compensation for such delay in an amount equal to one percent (1%) of the Outstanding Face Amount (as defined below) for the first month that sales cannot be made under the effective Registration Statement or the Common Stock is not listed or included for quotation on Nasdaq, Nasdaq SmallCap, the NYSE or AMEX, two percent (2%) of said Outstanding Face Amount for the second month thereafter, and three percent (3%) of said Outstanding Face Amount for each month thereafter, continuing through the date that sales can be made under the effective Registration Statement or the Common Stock is not listed or included for quotation on Nasdaq, Nasdaq SmallCap, the NYSE or AMEX ("ILLIQUIDITY PAYMENTS"). "OUTSTANDING FACE AMOUNT" shall mean the sum of
(x) the Face Amount of the then-outstanding Preferred Shares and (y) in the case of Registrable Securities issued upon conversion of Preferred Shares and not previously sold by such Investor, the Face Amount of the Preferred Shares from which such Registrable Securities were converted. Such payments will be prorated on a daily basis for partial months and will be paid to each Investor in cash within five (5) business days following the end of each month during which Illiquidity Payments accrue or, at each Investor's option, may be added to the Face Value of the Preferred Shares and thereafter be convertible into Common Stock at the Conversion Price (as defined in the Certificate of Designation).

          (b) LATE REGISTRATION PAYMENTS. If the Registration Statement required pursuant to Section 2(a) above has not been declared effective by the Required Effective Date, the Company will make cash payments to each Investor as

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partial compensation for such delay (the "LATE REGISTRATION PAYMENTS").  The
Late Registration Payments will be equal to one percent (1%) of the Outstanding Face Amount for the first month following the Required Effective Date, two percent (2%) of said Outstanding Face Amount for the second and third months following the Required Effective Date, and three percent (3%) of said Outstanding Face Amount for each month thereafter, continuing through the date the Registration Statement is declared effective by the SEC. The Late Registration Payments will be prorated on a daily basis for partial months and will be paid to the Initial Investors in cash within five (5) business days following the earlier of: (i) the end of each month following the Required Effective Date, or (ii) the effective date of the Registration Statement. Nothing herein shall limit the Investors' right to pursue actual damages for the Company's failure to file a Registration Statement or to have it declared effective by the SEC on or prior to the Required Effective Date in accordance with the terms of this Agreement.

          (c) LIMITATION ON LATE REGISTRATION PAYMENTS AND ILLIQUIDITY PAYMENTS. Notwithstanding anything in this Agreement or in the Certificate of Designation with respect to the Series B Preferred Shares or the Series C Preferred Shares to the contrary, (i) the aggregate Late Registration Payments payable hereunder, if any, together with any Default Amounts (as defined in the Certificates of Designation) payable with respect to any of the Preferred Shares pursuant to the Certificates of Designation as a result of a failure to timely obtain effectiveness of the Registration Statement, shall not exceed 30% of the Face Amount of the Preferred Shares outstanding on the date of payment, and (ii) the aggregate Illiquidity Payments payable with respect to any period after effectiveness of the Registration Statement during which sales cannot be made thereunder or during which the Common Stock is not listed or included for quotation on Nasdaq, Nasdaq SmallCap, the NYSE or AMEX, if any, together with any Default Amounts payable with respect to any of the Preferred Shares as a result of such period of ineffectiveness pursuant to the Certificates of Designation, shall not exceed 30% of the Face Amount of the Preferred Shares outstanding on the date of payment. To the extent the Late Registration Payments or Illiquidity Payments, as applicable, together with any Default Amounts would exceed the respective limits specified above in this Section 2(c), the aggregate Default Amounts will be reduced so that the aggregate Late Registration Payments or Illiquidity Payments, when added to the Default Amounts paid with respect to such event, do not exceed such limits, and no further Late Registration Payments or Illiquidity Payments, as applicable, will thereafter be payable with respect to any such event.

          (d) PIGGYBACK REGISTRATIONS. If, at any time prior to the expiration of the Registration Period, the Registration Statement is not effective with respect to all of the Registrable Securities and the Company decides to register any of its securities for its own account or for the account of others (excluding registrations by the Company on Form S-4 or S-8 or their equivalents relating to equity securities to be issued solely in connection with an acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Company will promptly give the Investors written notice thereof, and will use

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                                                                   Page 6


its best efforts to include in such registration all or any part of the Registrable Securities so requested by such Investors (excluding any Registrable Securities previously included in a Registration Statement).
Each Investor's request for registration must be given to the Company in writing within fifteen (15) days after receipt of the notice from the Company. If the registration for which the Company gives notice is a public offering involving an underwriting, the Company will so advise the Investors as part of the above-described written notice. In such event, if the managing underwriter(s) of the public offering impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)' judgment, such limitation would be necessary to effect an orderly public distribution, then the Company will be obligated to include only such limited portion, if any, of the Registrable Securities with respect to which such Investors have requested inclusion hereunder. Any exclusion of Registrable Securities shall be made pro-rata among all Holders of the Company's securities seeking to include shares of Common Stock in proportion to the number of shares of Common Stock sought to be included by such Holders; provided, however, that the Company will not exclude any Registrable Securities unless the Company has first excluded all outstanding securities the Holders of which are not entitled by right to inclusion of securities in such Registration Statement or are not entitled pro rata inclusion with the Registrable Securities. No right to registration of Registrable Securities under this Section 2(d) shall be construed to limit in any way the registration required under Section 2(a) above. The obligations of the Company under this Section 2(d) will expire upon the earlier of: (i) the effectiveness of the Registration Statement filed pursuant to Section 2(a) above; (ii) after the Company has afforded the opportunity for the Investors to exercise registration rights under this
Section 2(d) for two registrations; provided, however, that any Investor who shall have had any Registrable Securities excluded from any Registration Statement in accordance with this Section 2(d) shall be entitled to include in any additional Registration Statement filed by the Company the Registrable Securities so excluded; or (iii) when all of the Registrable Securities held by any Investor may be sold by such Investor under Rule 144 under the 1933 Act without being subject to any volume restrictions.

          (e) ELIGIBILITY FOR FORM S-3. The Company represents and warrants that it meets the requirements for the use of Form S-3 for registration of the sale by the Investors of the Registrable Securities. The Company shall file all reports required to be filed by the Company with the SEC in a timely manner so as to preserve its eligibility for the use of Form S-3.

     3. ADDITIONAL OBLIGATIONS OF THE COMPANY. In connection with the registration of the Registrable Securities, the Company shall have the following additional obligations:

          (a) The Company shall keep the Registration Statement effective pursuant to Rule 415 under the 1933 Act at all times during the Registration Period as defined in Section 1(d) above; provided, however, that the Investors agree that (i) use of the prospectus under the Registration Statement may be suspended pursuant

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                                                                   Page 7


to Section 3(f) and (ii) upon receipt of any notice from the Company that, in the judgment of the Company's Board of Directors, it is advisable to suspend use of the prospectus for a discrete period of time due to pending corporate developments, public filing with the SEC or similar events, the Investors will forthwith discontinue, for a period of up to ten (10) consecutive business days, disposition of such Registrable Securities covered by such Registration Statement or prospectus until advised in writing by the Company that use of the applicable prospectus may be resumed, and until each such Investor has received copies of any additional or supplemented filings that are incorporated or deemed to be incorporated by reference in such prospectus. The Company shall use all reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable, and in any event shall not be entitled to require the Investors to suspend use of any prospectus for more than thirty (30) days in any twelve month period.

          (b) The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) filed by the Company shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to permit sales pursuant to the Registration Statement at all times during the Registration Period, and, during such period, shall comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until the termination of the Registration Period, or if earlier, such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement

          (c) The Company shall furnish to each Investor whose Registrable Securities are included in the Registration Statement and its legal counsel
(i) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Company, one copy of the Registration Statement and any amendment thereto; each preliminary prospectus and final prospectus and each amendment or supplement thereto; and, in the case of the Registration Statement required under Section 2(a) above, each letter written by or on behalf of the Company to the SEC and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any item thereof which contains information for which the Company has sought confidential treatment); and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, and such other documents as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor.

          (d) The Company shall use its best efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other

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securities or blue sky laws of such jurisdictions as each Investor who holds
(or has the right to hold) Registrable Securities being offered reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions. Notwithstanding the foregoing provision, the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) subject itself to general taxation in any such jurisdiction, (iii) file a general consent to service of process in any such jurisdiction, (iv) provide any undertakings that cause material expense or burden to the Company, or (v) make any change in its charter or bylaws, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders.

          (e) In the event Investors who hold a majority in interest of the Registrable Securities being offered in an offering pursuant to a Registration Statement or any amendment or supplement thereto under Section 2(a) or 3(b) select underwriters reasonably acceptable to the Company for such offering, the Company shall enter into and perform its obligations under an underwriting agreement in usual and customary form including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering.

          (f) The Company shall notify (by telephone and also by facsimile and reputable overnight courier) each Investor who holds Registrable Securities being sold pursuant to a Registration Statement of the happening of any event of which the Company has knowledge as a result of which the prospectus included in the Registration Statement as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a "SUSPENSION EVENT"). The Company shall make such notification as promptly as practicable after the Company becomes aware of such Suspension Event, shall promptly use its best efforts (but in any event within five business (5) days) to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and shall deliver a number of copies of such supplement or amendment to each Investor as such Investor may reasonably request. Notwithstanding anything contained herein or in the Securities Purchase Agreement, in the event that the use of the Registration Statement is suspended by the Company, the Company shall promptly notify all Investors whose securities are covered by the Registration Statement of such suspension, and shall promptly notify each such Investor as soon as the use of the Registration Statement may be resumed. Notwithstanding anything to the contrary, the Company shall cause the Transfer Agent to deliver unlegended shares of Common Stock to a

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                                                                   Page 9


transferee of an Investor in accordance with the terms of the Purchase Agreement in connection with any sale of Registrable Securities with respect to which such Investor has entered into a contract for sale prior to receipt of notice of such suspension and for which such Investor has not yet settled.

          (g) Subject to the Company's rights under Section 3(a), the Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement and, if such an order is issued, shall use its best efforts to obtain the withdrawal of such order at the earliest possible time and to notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof.

          (h) The Company shall permit a single firm of counsel designated by the Investors who hold a majority in interest of the Registrable Securities being sold pursuant to such registration to review the Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) a reasonable period of time prior to their filing with the SEC, and shall not file any document in a form to which such counsel reasonably objects, unless required by law in the opinion of the Company's counsel. The sections of such Registration Statement covering information with respect to the Investors, the Investors' beneficial ownership of securities of the Company or the Investors' intended method of disposition of Registrable Securities shall conform to the information provided to the Company by each of the Investors.

          (i) The Company shall make generally available to its security Holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement in a form complying with the provisions of Rule 158 under the 1933 Act.

          (j) At the request of the Investors who hold a majority in interest of the Registrable Securities being sold pursuant to such registration, the Company shall furnish on the date that Registrable Securities are delivered to an underwriter for sale in connection with the Registration Statement (i) a letter, dated such date, from the Company's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and (ii) an opinion, dated such date, from counsel representing the Company for purposes of such Registration Statement, in form and substance as is customarily given in an underwritten public offering, addressed to the underwriters and Investors.

          (k) The Company shall make available for inspection by any Investor whose Registrable Securities are being sold pursuant to such registration, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other agent retained by any such Investor or underwriter (collectively, the "INSPECTORS"), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the "RECORDS"), as shall be reasonably deemed necessary by each Inspector to enable each Inspector to exercise its due diligence responsibility, and cause the Company's officers, directors and employees to supply all information which any Inspector may reasonably request for purposes of such due diligence; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to an Investor) of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (iii) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement (to the knowledge of the relevant Investor). The Company shall not be required to disclose any confidential information in such Records to any Inspector until and unless such Inspector shall have entered into confidentiality agreements (in form and substance satisfactory to the Company) with the Company with respect thereto, substantially in the form of this Section 3(k). Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein shall be deemed to limit the Investor's ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

          (l) The Company shall hold in confidence and shall not make any disclosure of information concerning an Investor provided to the Company pursuant hereto unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement or (v) such Investor consents to the form and content of any such disclosure. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Investor prior to making such disclosure and allow such Investor, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

          (m) The Company shall cause the listing and the continuation of listing of all the Registrable Securities covered by the Registration Statement on the Nasdaq National Market System, the Nasdaq Small Cap Market, the New York Stock Exchange, the American Stock Exchange or any successor national exchange or market, and cause the Registrable Securities to be quoted or listed on each additional national securities exchange or quotation system upon which the Common Stock is then listed or quoted.

          (n) The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement.

          (o) The Company shall cooperate with the Investors who hold Registrable Securities being sold and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts as the case may be, and registered in such names as the managing underwriter or underwriters, if any, or the Investors may reasonably request, all in accordance with the provisions set forth in Section V of the Purchase Agreement.

          (p) At the request of any Investor, the Company shall promptly prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary in order to change the plan of distribution set forth in such Registration Statement.

          (q) The Company shall comply with all applicable laws related to a Registration Statement and offering and sale of securities and all applicable rules and regulations of governmental authorities in connection therewith (including, without limitation, the 1933 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC).

          (r) The Company shall take all other reasonable actions as any Investor or the underwriters, if any, may reasonably request to expedite and facilitate disposition by such Investor of the Registrable Securities pursuant to the Registration Statement.

          (s) Subject to registration rights of holders of warrants referred to in Section 2(a) hereof, from and after the date of this Agreement, the Company shall not, and shall not agree to, allow the holders of any securities of the Company to include any of their securities in any Registration Statement under Section 2(a) hereof or any amendment or supplement thereto under Section 3(b) hereof without the consent of the holders of a majority-in-interest of the Registrable Securities.

     4. OBLIGATIONS OF THE INVESTORS. In connection with the registration of the Registrable Securities, the Investors shall have the following obligations:

          (a) It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of each Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of the Registrable Securities. At least ten (10) business days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Investor of the information the Company requires from each such Investor (the "REQUESTED INFORMATION") if such Investor elects to have any of such Investor's Registrable Securities included in the Registration Statement. If within three (3) business days prior to the filing date the Company has not received the Requested Information from an Investor (a "NON-RESPONSIVE INVESTOR"), then the Company may file the Registration Statement without including Registrable Securities of such Non-Responsive Investor.

          (b) Each Investor, by such Investor's acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement.

          (c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(f) or 3(g), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or 3(g) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor's possession (other than a limited number of file copies), of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

          (d) Without limiting any Investor's rights under Sections 2(a) hereof, no Investor may participate in any underwritten distribution hereunder unless such Investor (i) agrees to sell such Investor's Registrable Securities on the basis provided in any underwriting arrangements approved by the Investors entitled hereunder to approve such arrangements, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions and other fees and expenses of investment bankers and any manager or managers of such underwriting and legal expenses of the underwriter applicable with respect to its Registrable Securities, in each case to the extent not payable by the Company pursuant to the terms of this Agreement.

     5. EXPENSES OF REGISTRATION. All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, the fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel selected by the Initial Investors pursuant to Section 3(e) hereof, shall be borne by the Company.

     6.   INDEMNIFICATION.    In the event any Registrable Securities are
included in a Registration Statement under this Agreement:

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Investor who holds such Registrable Securities, the directors, if any, of such Investor, the officers, if any, of such Investor, each person, if any, who controls any Investor within the meaning of the 1933 Act or the Exchange Act, any underwriter (as defined in the 1933 Act) for the Investors, the directors, if any, of such underwriter and the officers, if any, of such underwriter, and each person, if any, who controls any such underwriter within the meaning of the 1933 Act or the Exchange Act (each, an "INDEMNIFIED PERSON"), against any losses, claims, damages, expenses or liabilities (joint or several) (collectively together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened in respect thereof, "CLAIMS") to which any of them become subject under the 1933 Act, the Exchange Act or otherwise, insofar as such Claims arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading,
(ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the Exchange Act or any other law, including without limitation any state securities law or any rule or regulation thereunder (the matters in the foregoing clauses (i) through (iii) being, collectively, "VIOLATIONS"). Subject to the restrictions set forth in Section 6(c) with respect to the number of legal counsel, the Company shall reimburse the Investors and each such underwriter or controlling person and each such other Indemnified Person, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (A) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) hereof; and (B) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Persons and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

          (b) In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act or the Exchange Act, and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder within the meaning of the 1933 Act or the Exchange Act (an "INDEMNIFIED PARTY"and, collectively, "INDEMNIFIED PARTIES"), against any Claim to which any of them may become subject, under the 1933 Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement, and subject to Section 6(c), such Investor will promptly reimburse any legal or other expenses (promptly as such expenses are incurred and due and payable) reasonably incurred by all Indemnified Parties in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided further, however, that the Investor shall be liable under this Agreement (including this Section 6(b) and Section 7) for only that amount of a Claim as does not exceed the net proceeds actually received by such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

          (c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and this indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying parties and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that such Indemnified Party shall diligently pursue such defense and that such Indemnified Party shall not be entitled to assume such defense and an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action including both the Indemnified Person or the Indemnified Party and any such Indemnified Person or Indemnified Party reasonably determines that there may be legal defenses available to such Indemnified Person or Indemnified Party which are different from or in addition to those available to such indemnifying party. The Company shall pay for only one separate legal counsel for the Investors; such legal counsel shall be selected by the Investors holding a majority in interest of the Registrable Securities. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

     7. CONTRIBUTION. To the extent any indemnification provided for herein is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6, (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution (together with any indemnification or other obligations under this Agreement) by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

     8. REPORTS UNDER THE EXCHANGE ACT. With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("RULE 144"), the Company agrees to:

          (a) File with the SEC in a timely manner and make and keep available all reports and other documents required of the Company under the 1933 Act and the Exchange Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit the Company's obligations under Section 4.3 of the Securities Purchase Agreement) and the filing and availability of such reports and other documents is required for the applicable provisions of Rule 144; and

          (b) Furnish to each Investor so long as such Investor holds Preferred Shares, Warrants or Registrable Securities, promptly upon request,
(i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

     9. ASSIGNMENT OF REGISTRATION RIGHTS. The rights of the Investors hereunder, including the right to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Investors to transferees or assignees of all or any portion of such securities only if (i) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws, (iv) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, (v) such transfer shall have been made in accordance with the applicable requirements of the Purchase Agreement including, but not limited to, the covenant of each Investor that it will not transfer any of the Securities in violation of federal and state securities laws, and (vi) such transferee shall be an "ACCREDITED INVESTOR" as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act.

     10. AMENDMENT OF REGISTRATION RIGHTS. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Investors who hold a majority interest of the Registrable Securities (but not an Investor who no longer owns any Warrants or Registrable Securities and who is not affected by such amendment or waiver). Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company. Notwithstanding the foregoing, no amendment or waiver shall retroactively affect any Investor without its comment or prospectively adversely affect any Investor who no longer owns any Warrants or Registrable Securities without its consent. Neither Article 6 nor Article 7 hereof may be amended or waived in a manner adverse to an Investor without its consent.

     11.  MISCELLANEOUS.

          (a) CONFLICTING INSTRUCTIONS. A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

          (b) NOTICES. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (with return receipt requested) or delivered personally or by courier (including a nationally recognized overnight delivery service) or by facsimile transmission. Any notice so given shall be deemed effective three days after being deposited in the U.S. Mail, or upon receipt if delivered personally or by courier or facsimile transmission, in each case addressed to a party at the following address or such other address as each such party furnishes to the other in accordance with this Section 11(b):


               IF TO THE COMPANY:


               Excelsior-Henderson Motorcycle Manufacturing Company 805 Hanlon Drive
               Belle Plaine, MN 56011
               Telephone: (612) 873-5826
               Fax: (612) 873-5956
               Attention: Chief Financial Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attn: Andrew Hirsch, Esq.
               Tel: (650) 493-9300
               Fax: (415) 496-4092

               in each case with a copy to:

               Shoreline Pacific Institutional Finance
               3 Harbor Drive, Suite 211
               Sausalito, CA 94965
               Telephone: (415) 332-7800
               Telecopy: (415) 332-7808
               Attention: General Counsel

If to an Investor: To the address set forth immediately below such Investor's name on the signature pages hereto.

Each party shall provide written notice to the other parties of any change in address.


          (c) WAIVER. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

          (d) GOVERNING LAW. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Delaware applicable to the agreements made and to be performed entirely within such state, without giving effect to rules governing the conflict of laws, and any disputes arising hereunder will be adjudicated in federal or state court situated in Delaware. Each party hereto consents to such venue in California and to the personal and subject matter jurisdiction of said courts and, to the extent permitted by applicable law, agrees to waive any objection as to such jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue.

          (e) SEVERABILITY. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

          (f) ENTIRE AGREEMENT. This Agreement, the Securities Purchase Agreement, the Certificates of Designation, the Escrow Agreement and the Warrant (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

          (g)  SUCCESSORS AND ASSIGNS.  Subject to the requirements of
Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.
Notwithstanding anything to the contrary herein, including without limitation, Section 9, the rights of an Investor hereunder shall be assignable to and exercisable by a bona fide pledgee of the Registrable Securities in connection with an Investor's margin or brokerage accounts.

          (h) USE OF PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          (i) HEADINGS. The headings and subheadings in the Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          (j) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission, and facsimile signatures shall be binding on the parties hereto.

          (k) FURTHER ACTS. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          (l) CONSENTS. All consents and other determinations to be made by the Investors pursuant to this Agreement shall be made by the Initial Investors or the Investors holding a majority of the Registrable Securities, determined as if all Preferred Shares and all Warrants then outstanding had been converted into or exercised for Registrable Securities.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

EXCELSIOR-HENDERSON MOTORCYCLE
MANUFACTURING COMPANY



By: /s/ Thomas M. Rootness
    -----------------------------------
     Name:  Thomas M. Rootness
     Title: CFO


INITIAL INVESTORS:


RGC INTERNATIONAL INVESTORS, LDC

By:  Rose Glen Capital Management, L.P.
       Investment Manager

By: RGC General Partner Corp.



By:
      ---------------------------------
Name:
Its:  Managing Director

RESIDENCE:  Cayman Islands

ADDRESS:

     c/o Rose Glen Capital Management, L.P.
     3 Bala Plaza East, Suite 200
     251 St. Asaphs Road
     Bala Cynwyd, PA  19004
     Fax:       (610) 617-0570
     Telephone: (610) 617-5900
     Attn: Mr. Wayne Bloch

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

EXCELSIOR-HENDERSON MOTORCYCLE
MANUFACTURING COMPANY



By:
    -----------------------------------
     Name:
     Title:


INITIAL INVESTORS:


RGC INTERNATIONAL INVESTORS, LDC

By:  Rose Glen Capital Management, L.P.
       Investment Manager

By: RGC General Partner Corp.



By:   /s/ Gary S. Kaminsky
      ---------------------------------
Name: Gary S. Kaminsky
Its:  Managing Director

RESIDENCE:  Cayman Islands

ADDRESS:

     c/o Rose Glen Capital Management, L.P.
     3 Bala Plaza East, Suite 200
     251 St. Asaphs Road
     Bala Cynwyd, PA  19004
     Fax:       (610) 617-0570
     Telephone: (610) 617-5900
     Attn: Gary S. Kaminsky